FOR IMMEDIATE RELEASE:                                         [GRAPHIC OMITTED]

                       Ness Technologies Announces Pricing
                           of Initial Public Offering

HACKENSACK,  NJ - SEPTEMBER 29, 2004 - NESS TECHNOLOGIES,  INC. (NASDAQ:  NSTC),
today  announced  that its initial public  offering of 11,672,000  shares of its common  stock was priced at $12.00  per share.  Ness  Technologies  and  certain selling  stockholders  have agreed to sell shares in the offering.  In addition,
Ness Technologies has granted the underwriters a 30-day option to purchase up to an  additional  1,750,800  shares to cover  any  over-allotments,  if any.  Ness
Technologies  will not  receive  any of the  proceeds  from the shares of common stock sold by the selling  stockholders.  The common stock has been approved for quotation on The Nasdaq  National  Market under the symbol "NSTC" and will begin trading today. The offering is expected to close on October 4, 2004.

Lehman Brothers Inc. and Merrill Lynch, Pierce,  Fenner & Smith Incorporated are
serving  as  joint  book-running  managers  for  the  offering,  with  Friedman,
Billings, Ramsey & Co., Inc. and Piper Jaffray & Co. serving as co-managers. The offering of the shares is being made solely by means of a prospectus,  copies of which may be obtained from Lehman  Brothers  Inc.,  c/o ADP Financial  Services,
Integrated  Distribution Services,  1155 Long Island Avenue,  Edgewood, New York
11717  or by  calling  (631)  254-7106;  or from  Merrill  Lynch  & Co,  4 World
Financial Center, 250 Vesey Street, New York, New York 10080 or by calling (212)
449-1000.

A  registration  statement  relating  to this  offering  has been filed and been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation  of an offer to buy, nor shall  there be any sale of these  securities  in any state or  jurisdiction  in which  such  offer,  solicitation  or  sale  would  be  unlawful  prior  to  the registration  or  qualification  under the securities  laws of any such state or jurisdiction.

ABOUT NESS TECHNOLOGIES

Ness  Technologies  (www.ness.com)  is a  global  provider  of IT  services  and end-to-end solutions designed to help clients improve their  competitiveness and efficiency.  Ness  Technologies'  portfolio of solutions  and services  includes outsourcing,  system  integration  and  application  development,  software  and consulting,  and quality  assurance and  training.  Ness  Technologies  provides services to over 500 clients located throughout the world, including a number of
Fortune 1000 and Global 2000 companies, in the commercial, industrial and government  sectors and across numerous vertical markets,  including  government
and   defense,    financial    services,    life   sciences   and    healthcare,
telecommunications  and  utilities,   and  independent  software  vendors.  Ness
Technologies  employs more than 4,500 people.  The Company has operations in the following 14 countries across North America, Europe and Asia: the United States, the United Kingdom,  Switzerland,  the  Netherlands,  Germany,  Canada,  Israel,
India, the Czech Republic, the Slovak Republic,  Singapore,  Malaysia, Japan and
Thailand.

NORTH AMERICAN CONTACT:                      INTERNATIONAL CONTACT:

ALLAN JORDAN                                 DAVID KANAAN
PHONE: 646 - 284 - 9400                      PHONE: + 972 - 3 - 6315166
EMAIL: MEDIA@NESS.COM                        EMAIL: MEDIA.INT@NESS.COM